FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465
FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS RECORD REVENUES FOR THE THIRD QUARTER OF FISCAL 2006

-- Company Maintains Full Year Revenue and Earnings Financial Outlook --

DAYTONA BEACH, Fla. - October 5, 2006 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported results for the fiscal third quarter ended August 31, 2006.

"We are pleased to report record total revenues for the third quarter," said ISC President Lesa France Kennedy. "Double-digit increases in sponsorship, television broadcast rights, hospitality and advertising fees helped significantly offset less than expected attendance-related revenues for certain events during the quarter."

Third Quarter Comparison

Total revenues for the third quarter increased to $178.9 million, compared to revenues of $166.5 million in the prior-year period. Operating income was $51.8 million during the period compared to $56.0 million in the third quarter of fiscal 2005. Net income was $34.3 million, or $0.64 per diluted share, compared to net income of $36.8 million, or $0.69 per diluted share, in the prior year.

Results for the 2006 third quarter include certain lower margin events, including the IRL IndyCar Series event at Watkins Glen International (conducted in the fourth quarter of 2005) and a new NASCAR Busch Series event held at Martinsville Speedway in 2006. Also impacting year-over-year comparability are certain litigation expenses and other non-comparable costs.

Year-to-Date Comparison

For the nine months ended August 31, 2006, total revenues increased to $544.9 million from $503.4 million in 2005. Operating income for the nine-month period was $182.4 million compared to $174.7 million in the prior year. Net income was $109.0 million, or $2.05 per diluted share, in 2006. In the first nine months of 2005, net income was $104.3 million, or $1.96 per diluted share.

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ISC REPORTS RECORD REVENUES FOR THE 2006 THIRD QUARTER	PAGE 2
2006 Third Quarter Highlights

An overview of the significant major event weekends held in the third quarter of 2006 includes:

  Four weekends of exciting IRL IndyCar racing at Watkins Glen, Richmond International Raceway, Kansas Speedway and Michigan International Speedway.
  Michigan hosted a NASCAR NEXTEL Cup, NASCAR Craftsman Truck and ARCA weekend in June that posted lower than anticipated attendance-related revenue. Impacting the weekend's ticket sales were weak economic conditions in the region and inclement weather during race day.
  In July, Daytona International Speedway hosted the NEXTEL Cup Pepsi 400, which once again produced an outstanding show for fans. Despite the strong on-track competition, attendance-related results for the weekend fell below expectations. ISC believes that weather trends experienced over the last several years, as well as inclement weather during race week, had a negative impact on advance and walk-up ticket sales.
  Chicagoland Speedway hosted exciting NEXTEL Cup and Busch racing highlighted by Jeff Gordon's 75th career victory in the USG Sheetrock 400. The weekend marked the sixth consecutive sellout for the facility on a season ticket basis.
  Watkins Glen hosted a successful NEXTEL Cup and Busch series weekend in August. Kevin Harvick took the checkered flag in the AMD at The Glen to capture his first NEXTEL Cup road course victory.
  Michigan hosted a NEXTEL Cup and Busch series weekend in August. Overall results were slightly impacted again due to the previously discussed economic factors in the region. However, a near-capacity crowd was on hand to watch Matt Kenseth hold off Jeff Gordon to win the GFS Marketplace 400.

The Company's third quarter results were also driven by double-digit increases in corporate marketing partner spending. During the quarter, ISC secured its sole remaining 2006 NEXTEL Cup race entitlement by concluding an agreement with AMD at Watkins Glen. Also, the Company continues to successfully reach official status agreements, signing the well-known watchmaker Tissot as Official Timekeeper and Watch at Michigan, Homestead-Miami Speedway, California Speedway and Richmond. More recently, ISC secured John Deere for the entitlement of Talladega Superspeedway's inaugural NASCAR Craftsman Truck Series event.

"The sport continues to generate significant fan and media awareness, which has also helped drive increased sponsor spending," continued Ms. France Kennedy. "Our national footprint of premier events and facilities positions us to provide major advertisers and corporate partners the resources and reach to maximize their investment in motorsports. We also continue to work closely with our partners to identify new and innovative programs to help build their brand. Looking ahead, we expect ongoing strength in corporate partner spending for both the near and long-term."

ISC REPORTS RECORD REVENUES FOR THE 2006 THIRD QUARTER	PAGE 3

Recent Developments

To date in the fiscal fourth quarter, California hosted an exciting weekend of NEXTEL Cup and Busch series racing, anchored by the Sony HD 500. The weekend was also highlighted by the debut of California's newly renovated midway area and Wolfgang Puck's Apex, a high-end eatery featuring cuisine by the world renowned chef. Fan response to the midway was very positive. While overall results for the weekend fell below expectations, attendance for the Sony HD 500 remained stronger than the spring NEXTEL Cup event, which indicates continued solid fan interest in the nation's number two media market. ISC continues to believe in the long-term prospects for the region and is building fan and media awareness to successfully grow the facility's events.

Michigan International Speedway hosted a NEXTEL Cup, Craftsman Truck and ARCA weekend in June, with overall attendance-related results falling short of Company expectations. ISC believes weak economic conditions in Michigan and the mid-west region of the country, particularly due to challenges in the automotive industry and the related high unemployment rate, contributed to the lower results. In addition, forecasted inclement weather during race week and rain on race day also impacted attendance levels for the weekend, as the 3M Performance 400 was shortened to only 129 of the scheduled 200 laps.

Richmond hosted another successful NEXTEL Cup and Busch weekend in September, highlighted by its 30th consecutive sellout for the NEXTEL Cup Chevy Rock and Roll 400. This final race before the Chase for the Championship produced an outstanding show for fans as Kevin Harvick passed Kurt Busch in the final lap to capture his third victory of the season. The same weekend, Chicagoland hosted the IRL IndyCar Series finale weekend, which was sold-out as part of the previously discussed facility season ticket package.

Kansas Speedway hosted a successful and sold-out weekend of NEXTEL Cup and Busch series racing. Tony Stewart took the checkered flag for the Banquet 400, despite running out of fuel on the final lap of the race.

For the remainder of the fourth quarter, Talladega will host a NEXTEL Cup, Craftsman Truck and ARCA weekend, highlighted by the debut of the newly repaved racing surface. Martinsville will host a weekend of NEXTEL Cup and Craftsman Truck racing, followed by consecutive weekends of NEXTEL Cup, Busch and Craftsman Truck series racing at Phoenix International Raceway and the Ford Championship Weekend at Homestead-Miami.

"We are very excited for our remaining events in the 2006 race season," added Ms. France Kennedy. "Overall advanced ticket sales for the fourth quarter are trending ahead of the prior year, demonstrating strong consumer demand for our events. In addition, sales for the up to 4,000 temporary seats to be added at Homestead-Miami are going well, and we look forward to another successful season-ending Ford Championship Weekend."

The Company continues to make progress on its development efforts. In the state of Washington, ISC continues to generate local and statewide support for its proposed facility development project, including an aggressive grassroots campaign and meetings with legislators throughout the state to discuss the merits of the proposal. These efforts have produced significant resident and local business support. ISC will continue the outreach into the 2007 Washington State Legislative Session, at which time the Company hopes to have the necessary financing proposal introduced. The Company remains optimistic for the prospects of this project, and looks forward to racing in 2011.

ISC REPORTS RECORD REVENUES FOR THE 2006 THIRD QUARTER	PAGE 4

On Staten Island, last month the New York State Department of Environmental Conservation ("DEC") and the New York City Department of Sanitation ("DOS"), which provide oversight of fill operations for the project, communicated certain issues that we are currently reviewing. As such, the Company has ceased fill operations at the project site, in compliance with applicable requirements, while we address these items. ISC is working with DEC and DOS to reach a mutually agreeable plan for moving forward and will continue to cooperate with them to the fullest. The Company remains committed to developing a motorsports entertainment facility in the nation's number one media market, and will continue to work closely with state and local officials, as well as community leaders, during the land use approval process.

Regarding the civil action filed in July 2005 by the Kentucky Speedway, LLC, against NASCAR and ISC, the Company is moving forward with discovery and proceeding with preparation of its defense. ISC continues to expect that litigation costs will approximate a $0.05 to $0.06 per diluted share reduction in earnings for fiscal 2006. Based on evidentiary materials reviewed to date, the Company maintains the lawsuit is without merit and intends to continue to vigorously defend itself.

Regarding the civil action filed in July 2005 by the Kentucky Speedway, LLC, against both NASCAR and ISC, the Company is moving forward with discovery and proceeding with preparation of its defense. Now that ISC is further along in the process and has better visibility, the Company expects related litigation costs to approximate $0.05 to $0.06 per diluted share in earnings for fiscal 2006. Based on evidentiary materials reviewed to date, ISC continues to believe the lawsuit is without merit, and intends to continue to vigorously defend itself.

Lastly, earlier this week ISC announced it entered into a partnership with Groupe Motorisé International to organize, promote and hold certain racing events at the historic Circuit Gilles Villeneuve in Montreal, Quebec. The events are scheduled for the first weekend of August 2007, and will feature the NASCAR Busch and Grand American Rolex Sports Car series. This partnership marks the Company's first entry into the international markets. Montreal has a very strong racing fan base and long racing tradition, and ISC is optimistic for the long-term success of the race weekend.

Outlook

ISC expects fourth quarter earnings before interest, taxes, depreciation and amortization ("EBITDA") 1 and operating margins to range from 46 to 47 percent and 40 to 41 percent, respectively, of total revenues. In addition, the Company reaffirms its 2006 full year guidance for total revenues to range between $785 and $795 million, and full year earnings of $3.20 to $3.25 per diluted share. This earnings range includes the aforementioned charges related to the Kentucky litigation. Taking into consideration actual results for the first nine months of fiscal 2006, ISC remains more comfortable at the low end of the estimated range of earnings.

"We look forward to a successful fourth quarter, driven by strong consumer demand for our remaining events and higher sponsorship revenue, and another record full year for ISC," concluded Ms. France Kennedy. "Looking ahead to 2007, while we are in the midst of our planning process, we are anticipating a strong year for the Company primarily driven by increased attendance-related revenue and corporate partner spending. We remain committed to implementing our sound strategies for both internal and external growth to further build shareholder value."

1. EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.

ISC REPORTS RECORD REVENUES FOR THE 2006 THIRD QUARTER	PAGE 5

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free 888-693-3477 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 7858572. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available one hour after the end of the call through midnight Thursday, October 12, 2006. To access, dial toll free 877-519-4471 and enter the code 7858572, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York.

Other motorsports entertainment facility ownership includes an indirect 37.5 percent interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois. In addition, ISC is a limited partner with Group Motorisé International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, the Company has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

ISC REPORTS RECORD REVENUES FOR THE 2006 THIRD QUARTER	PAGE 6

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2005	August 31, 2006	August 31, 2005	August 31, 2006
REVENUES:
Admissions, net	$ 58,911	$ 56,918	$ 163,205	$ 161,718
Motorsports related	85,219	100,541	274,188	316,788
Food, beverage and merchandise	20,316	19,410	59,176	59,435
Other	2,073	2,023	6,829	6,969
	166,519	178,892	503,398	544,910

EXPENSES:
Direct expenses:
Prize and point fund monies and NASCAR sanction fees	26,411	30,320	89,520	99,422
Motorsports related	32,493	41,620	92,220	104,886
Food, beverage and merchandise	13,573	12,430	38,212	37,000
General and administrative	24,934	28,391	71,176	79,589
Depreciation and amortization	13,089	14,323	37,538	41,565
	110,500	127,084	328,666	362,462

Operating income	56,019	51,808	174,732	182,448
Interest income	1,224	1,363	3,562	3,384
Interest expense	(3,225)	(2,713)	(9,585)	(9,613)
Equity in net income from equity investments	5,938	5,451	3,036	768

Income from continuing operations before income taxes	59,956	55,909	171,745	176,987
Income taxes	23,152	21,610	67,283	67,829

Income from continuing operations	36,804	34,299	104,462	109,158
Loss from discontinued operations, net of income tax benefits of
$68, $60, $194 and $208, respectively	(52)	(27)	(144)	(146)
Net income	$ 36,752	$ 34,272	$ 104,318	$ 109,012

Basic earnings per share:
Income from continuing operations	$ 0.69	$ 0.64	$ 1.96	$ 2.05
Loss from discontinued operations	-	-	-	-
Net income	$ 0.69	$ 0.64	$ 1.96	$ 2.05

Diluted earnings per share:
Income from continuing operations	$ 0.69	$ 0.64	$ 1.96	$ 2.05
Loss from discontinued operations	-	-	-	-
Net income	$ 0.69	$ 0.64	$ 1.96	$ 2.05

Dividends per share	$ -	$ -	$ 0.06	$ 0.08

Basic weighted average shares outstanding	53,141,565	53,177,570	53,123,541	53,162,611

Diluted weighted average shares outstanding	53,254,908	53,272,124	53,236,759	53,262,895

Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	November 30, 2005	August 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$ 130,758	$ 42,286
Short-term investments	8,200	80,300
Receivables, less allowance of $1,500 in 2005 and 2006	45,557	55,401
Inventories	6,528	6,427
Prepaid expenses and other current assets	6,335	30,213
Total Current Assets	197,378	214,627

Property and Equipment, net of accumulated depreciation of $315,313 and
$356,747, respectively	1,178,682	1,218,056
Other Assets:
Equity investments	51,160	176,365
Intangible assets, net	149,464	149,350
Goodwill	99,507	99,507
Deposits with Internal Revenue Service	96,913	96,913
Other	23,965	24,166
	421,009	546,301
Total Assets	$ 1,797,069	$ 1,978,984

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$ 635	$ 635
Accounts payable	19,274	20,630
Deferred income	123,870	180,063
Income taxes payable	20,067	19,545
Other current liabilities	18,645	23,882
Total Current Liabilities	182,491	244,755

Long-Term Debt	368,387	368,168
Deferred Income Taxes	194,825	208,287
Long-Term Deferred Income	11,342	11,145
Other Long-Term Liabilities	69	31
Commitments and Contingencies	-	-
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized;
29,215,778 and 30,935,853 issued and outstanding at
November 30, 2005 and August 31, 2006, respectively	292	309
Class B Common Stock, $.01 par value, 40,000,000 shares authorized;
23,928,058 and 22,241,717 issued and outstanding at
November 30, 2005 and August 31, 2006, respectively	239	222
Additional paid-in capital	695,658	697,672
Retained earnings	343,766	448,395

Total Shareholders’ Equity	1,039,955	1,146,598
Total Liabilities and Shareholders’ Equity	$ 1,797,069	$ 1,978,984

Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	August 31, 2005	August 31, 2006
OPERATING ACTIVITIES
Net income	$ 104,318	$ 109,012
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	37,538	41,565
Stock-based compensation	1,436	2,019
Amortization of financing costs	430	410
Deferred income taxes	17,970	13,462
Income from equity investments	(3,036)	(768)
Excess tax benefits relating to stock-based compensation	-	(185)
Other, net	431	(105)
Changes in operating assets and liabilities:
Receivables, net	4,748	(9,844)
Inventories, prepaid expenses and other assets	(25,160)	(23,866)
Deposits with Internal Revenue Service	(96,913)	-
Accounts payable and other liabilities	(5,614)	6,957
Deferred income	57,681	55,996
Income taxes	(10,629)	(325)
Net cash provided by operating activities	83,200	194,328

INVESTING ACTIVITIES
Capital expenditures	(203,535)	(81,282)
Proceeds from asset disposals	29	161
Purchase of equity investments	-	(124,565)
Acquisition of business	(764)	-
Proceeds from affiliate	487	128
Proceeds from short-term investments	305,025	52,050
Purchases of short-term investments	(284,600)	(124,150)
Other, net	114	(374)
Net cash used in investing activities	(183,244)	(278,032)

FINANCING ACTIVITIES
Proceeds under credit facility	-	80,000
Payments under credit facility	-	(80,000)
Payment of long-term debt	(7,000)	-
Cash dividends paid	(3,199)	(4,270)
Exercise of Class A common stock options	430	145
Excess tax benefits relating to stock-based compensation	-	185
Reacquisition of previously issued common stock	(511)	(460)
Deferred financing costs	(10)	(368)
Net cash used in financing activities	(10,290)	(4,768)

Net decrease in cash and cash equivalents	(110,334)	(88,472)
Cash and cash equivalents at beginning of period	160,978	130,758
Cash and cash equivalents at end of period	$ 50,644	$ 42,286

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